                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              (AMENDMENT NO. ___)*


                         EMBARCADERO TECHNOLOGIES, INC.
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                    290787100
                                    ---------
                                 (CUSIP Number)


                                FEBRUARY 14, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


                     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                            Rule 13d-1(b)

                                            Rule 13d-1(c)

                                    |X|     Rule 13d-1(d)


         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

         The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

CUSIP No. 290787100                    13G                     Page 2 of 5 Pages


      ---------- ---------------------------------------------------------------
          1      NAME OF REPORTING PERSON

                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                               STUART E. BROWNING
      ---------- ---------------------------------------------------------------
          2      CHECKTHE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                             N/A                                    (a)
                                                                    (b)
      ---------- ---------------------------------------------------------------
          3      SEC USE ONLY


      ---------- ---------------------------------------------------------------
          4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                               USA

      -------------------------------------- --------- -------------------------
                    NUMBER OF                   5      SOLE VOTING POWER
                     SHARES
                  BENEFICIALLY                                        4,075,000
                    OWNED BY
                      EACH
                                             --------- -------------------------
                    REPORTING                   6      SHARED VOTING POWER
                     PERSON
                      WITH                                                    0
                                             --------- -------------------------
                                                7      SOLE DISPOSITIVE POWER

                                                                      4,075,000
                                             --------- -------------------------
                                                8      SHARED DISPOSITIVE POWER

                                                                              0
      -------------------------------------- --------- -------------------------
          9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      4,041,819
      ---------- ---------------------------------------------------------------
         10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*


                  THE FIGURE REPORTED ON LINE 9 DOES NOT INCLUDE 33,181 SHARES
                   BENEFICIALLY OWNED BY THE LIFE BENEFICIARIES AND CHARITABLE
                     REMAINDERMEN OF THE DARLENE AND REX SADLER TRUST.
      ---------- ---------------------------------------------------------------
         11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                           15.0%
      ---------- ---------------------------------------------------------------
         12      TYPE OF REPORTING PERSON*

                                                                             IN
      ---------- ---------------------------------------------------------------

CUSIP No. 290787100                   13G                      Page 3 of 5 Pages



ITEM 1(A):        NAME OF ISSUER
---------

                           EMBARCADERO TECHNOLOGIES, INC.

ITEM 1(B):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
---------

                           425 MARKET STREET, SUITE 425
                           SAN FRANCISCO, CA  94105

ITEM 2(A):        NAME OF PERSON FILING
---------

                           STUART BROWNING

ITEM 2(B):        ADDRESS OF PRINCIPAL BUSINESS OFFICE
---------

                           C/O BLAINE GREENBERG, ESQ.
                           3400 RED ROSE DRIVE
                           ENCINO, CA  91436

ITEM 2(C):        CITIZENSHIP
---------

                                       USA

ITEM 2(D):        TITLE OF CLASS OF SECURITIES
---------

                           COMMON STOCK, $0.001 PAR VALUE

ITEM 2(E):        CUSIP NUMBER
---------

                           290787100

ITEM 3:           This statement is not filed pursuant to Rules 13d-1(b) or
------            13d-2.  Therefore, this item is not applicable.


ITEM 4:           OWNERSHIP
------

                  (a)      Amount Beneficially Owned:
                                    4,041,819   shares

                  (b)      Percent of Class
                                    15.0%

CUSIP No. 290787100               13G                         Page 4 of 5 Pages


                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      sole power to vote or direct the vote:
                                    4,075,000  Shares

                           (ii)     shared power to vote or direct the vote
                                    0 Shares


                           (iii) Sole power to dispose or to direct the disposition of: 4,075,000 Shares

                           (iv) Shared power to dispose or to direct the disposition of: 0 Shares

ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

                  If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6:           OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
------            PERSON


                  BENEFICIARIES OF THE DARLENE AND REX SADLER TRUST HAVE THE RIGHT TO RECEIVE THE PROCEEDS FROM THE SALE OF 33,181 SHARES HELD BY SUCH TRUST, IN ACCORDANCE WITH THE TRUST DOCUMENTS.

ITEM 7:           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------            ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT
                  HOLDING COMPANY

                           N/A

ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------

                           N/A

ITEM 9:           NOTICE OF DISSOLUTION OF GROUP
------

                           N/A

ITEM 10:          CERTIFICATION
-------

                           N/A

CUSIP No. 290787100                  13G                       Page 5 of 5 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 12, 2001
------------------------------------
Date

/s/ Stuart E. Browning
------------------------------------
Signature

Stuart E. Browning
------------------------------------
Name (Typed)